UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) : January 8, 2007
BANKATLANTIC BANCORP, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	34-027228	65-0507804

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Bancorp’s telephone number, including area code: (954) 940-5000
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.
     On January 8, 2007, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among Stifel Financial Corp., a Delaware corporation (“Stifel”), SF RB Merger Sub, Inc., a New Jersey corporation wholly-owned by Stifel (“Merger Sub”), BankAtlantic Bancorp, Inc., a Florida corporation (“Bancorp”), and Ryan Beck Holdings, Inc., a New Jersey corporation wholly-owned by Bancorp (“RB Holdings”), pursuant to which, among other things, RB Holdings will be merged with Merger Sub (the “Merger”). RB Holdings is the parent company of Ryan Beck & Co., Inc. (“Ryan Beck”), a full service broker-dealer headquartered in Florham Park, New Jersey. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
     Pursuant to the Merger, each outstanding share of RB Holdings will be converted, subject to reduction as provided below, into the right to receive a pro rata portion of: (1) 2,531,278 shares of Stifel Common Stock (subject to reduction and substitution of cash consideration for up to approximately 150,000 of such shares); (2) if approved by Stifel’s stockholders, five-year warrants to purchase an aggregate of 500,000 shares of Stifel Common Stock at an exercise price of $36.00 per share (the “Warrants”), or, if the issuance of the Warrants is not approved by Stifel’s stockholders, cash in the amount of $20,000,000; and (3) contingent earn-out payments, payable, at Stifel’s election, in cash or shares of Stifel Common Stock, based on (a) defined private client revenues during the two-year period immediately following the Merger up to a maximum of $40,000,000 and (b) defined investment banking revenues equal to 25% of the amount that such revenues exceed $25,000,000 during each of the two twelve-month periods immediately following the Merger. All outstanding options to acquire shares of RB Holdings Common Stock will be cancelled in connection with the Merger and the optionholders will be entitled to receive a portion of the above-described merger consideration. The Merger Agreement requires Bancorp and the optionholders to indemnify, on a several basis, Stifel and its affiliates against certain specified losses.
     The parties have made customary representations, warranties and covenants in the Merger Agreement and their obligations to consummate the Merger are subject to customary conditions, including, among others, expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act, receipt of applicable government and regulatory approvals, including approvals of the National Association of Securities Dealers, and no material adverse change to the respective businesses of Ryan Beck and Stifel during the interim period between the execution of the Merger Agreement and the closing of the Merger.
     Concurrent with the execution and delivery of the Merger Agreement, a voting agreement (the “Voting Agreement”) was entered into by and among Stifel, certain stockholders of Stifel, and Bancorp, pursuant to which, among other things, each such stockholder agreed to vote in favor of the transactions contemplated by the Merger Agreement, including, without limitation, the issuance of the Warrants.
     Stifel has agreed to register the securities of Stifel issuable in connection with the Merger and to grant Bancorp incidental “piggy-back” registration rights. Bancorp has agreed that, other than in private transactions, it will not, without Stifel’s consent, sell more than one-third of the shares of Stifel Common Stock received by it within the year following the initial registration of such securities nor more than two-thirds of the shares of Stifel Common Stock received by it within the two-year period following the initial registration of such securities.

     The foregoing descriptions of the Merger Agreement and the Voting Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and the Voting Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective January 9, 2007, Jay Fuchs, formerly Executive Vice President of the Community Banking Division of BankAtlantic, Bancorp’s federal savings bank subsidiary, was no longer an executive officer of BankAtlantic.

ITEM 9.01	Financial Statements and Exhibits.
(c) Exhibits

Exhibit
Number	Description

10.1	Agreement and Plan of Merger, dated as of January 8, 2007, by and among Stifel Financial Corp., SF RB Merger Sub, Inc., Ryan Beck Holdings, Inc. and BankAtlantic Bancorp, Inc.

10.2
Voting Agreement, dated as of January 8, 2007, by and among BankAtlantic Bancorp, Inc., Stifel Financial Corp., and the individual stockholders of Stifel Financial Corp. listed on Schedule I attached thereto.

99.1	Press Release dated January 9, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKATLANTIC BANCORP, INC.
Date: January 12, 2007	By:	/s/ James A. White
		Name:	James A. White
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Agreement and Plan of Merger, dated as of January 8, 2007, by and among Stifel Financial Corp., SF RB Merger Sub, Inc., Ryan Beck Holdings, Inc. and BankAtlantic Bancorp, Inc.

10.2
Voting Agreement, dated as of January 8, 2007, by and among BankAtlantic Bancorp, Inc., Stifel Financial Corp., and the individual stockholders of Stifel Financial Corp. listed on Schedule I attached thereto.

99.1	Press Release dated January 9, 2007.

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